The Prudential Series Fund
For the fiscal period ended 12/31/06
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund -- SP Large Cap Value
Portfolio

1.   Name of Issuer:  Health Care Property Investors, Inc.

2.   Date of Purchase:  November 6, 2006

3.   Number of Securities Purchased:

4.   Dollar Amount of Purchase:  $500,286

5.   Price Per Unit:  $29.85 per share of stock


6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Merrill Lynch & Company


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Merrill Lynch & Company
Goldman, Sachs & Company
Banc of America Securities LLC
UBS Investment Bank
Citigroup
JP Morgan
Wachovia Securities
Cohen & Steers